Exhibit 16.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) C-13-11, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

November 11, 2026

Securities and Exchange Commission

100 F Street, N E.

Washington, DC 20549

Commissioners:

We have read statements by CXJ GROUP CO., LIMITED in its Form 8-K dated November 11, 2026. We agree with the statements concerning our Firm in such 8-K; we are not in a position to agree or disagree with other statements of CXJ GROUP CO., LIMITED contained therein.

Very truly yours,

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB No: 6743